EXHIBIT 99.1

                     [BURLINGTON NORTHERN INC. LOGO] NEWS



Contact:       Richard A. Russack                        For Immediate Release
               (817) 333-6116



                BURLINGTON NORTHERN AND SANTA FE SIGN AMENDMENT
                INCREASING EXCHANGE RATIO FOR MERGER AGREEMENT


         FORT WORTH, Texas, October 27, 1994 -- Burlington Northern Inc. (BN) and Santa Fe Pacific Corporation (Santa Fe) today executed an amendment to their merger agreement that increases the exchange ratio to 0.34 of a share of BN common stock for each share of Santa Fe common stock in the tax-free transaction that will combine Santa Fe into BN.
         As a result, Santa Fe shareholders would receive the equivalent of about $17.13 per share based on the October 26th closing price of BN common stock on the New York Stock Exchange. The exchange ratio was 0.27 of a share of BN common stock for each Santa Fe share when the merger was announced last June 30. All other terms of the merger agreement remain the same.
         Separate, special shareholders' meetings are scheduled for November 18 to vote on the merger. The merger is also subject to ICC approval, which is expected to occur by April 1, 1996.
         Burlington Northern Inc. is the parent company of Burlington Northern Railroad, the largest transporter of grain and coal in North America. It also serves customers in a variety of consumer, automotive, forest products and manufacturing industries in 25 states and two Canadian provinces.
         Santa Fe Pacific Corporation is the parent company of the Atchison, Topeka and Santa Fe railway and Santa Fe Pacific Pipeline Partners, L.P.
Santa Fe Railway serves 12 western, midwestern and southwestern states over high speed, high capacity routes between Chicago, the West Coast and the Gulf of Mexico. Noted for quality intermodal services, it handled more than 1.22 million units in 1993.

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